Exhibit 99.1

Allakos Provides Business Update and Reports Second Quarter 2021 Financial Results

REDWOOD CITY, Calif., August 9, 2021 – Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company developing lirentelimab (AK002) for the treatment of eosinophil and mast cell-related diseases, today provided a business update and reported financial results for the second quarter ended June 30, 2021.

Recent Accomplishments

•

Presented new data at Digestive Disease Week (DDW) 2021 suggesting eosinophilic gastritis and/or eosinophilic duodenitis (EG/EoD) is significantly underdiagnosed and may be a common cause of moderate-to-severe gastrointestinal symptoms. Forty-five percent (45%, 181/405) of patients with chronic functional gastrointestinal symptoms who underwent upper endoscopy with biopsy met the diagnostic criteria for EG/EoD.

•	Completed patient enrollment in Phase 3 EG/EoD and Phase 2/3 eosinophilic esophagitis (EoE) clinical trials of lirentelimab (AK002).

Upcoming 2021 Milestones

•	Topline data from a randomized, double-blind, placebo-controlled Phase 3 study of lirentelimab in patients with EG/EoD expected in the fourth quarter of 2021.
•	Topline data from a randomized, double-blind, placebo-controlled Phase 2/3 study of lirentelimab in patients with EoE expected in the fourth quarter of 2021.
•	Initiation of a randomized, double-blind, placebo-controlled Phase 2/3 study of subcutaneous lirentelimab in patients with EG and/or EoD expected in the second half of 2021.
•	Initiation of a Phase 2 study in a non-eosinophilic gastrointestinal disease in the second half of 2021.

Second Quarter 2021 Financial Results

Research and development expenses were $41.0 million in the second quarter of 2021 as compared to $28.3 million in the same period in 2020, an increase of $12.7 million.

General and administrative expenses were $16.2 million in the second quarter of 2021 as compared to $12.1 million in the same period in 2020, an increase of $4.1 million.

Allakos reported a net loss of $57.2 million in the second quarter of 2021 as compared to $39.3 million in the same period in 2020, an increase of $17.9 million. Net loss per basic and diluted share was $1.07 for the second quarter of 2021 compared to $0.80 in the same period in 2020.

Allakos ended the second quarter of 2021 with $559.7 million in cash, cash equivalents and marketable securities.

About Allakos

Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, lirentelimab (AK002), is being evaluated in a Phase 3 study in eosinophilic gastritis (EG) and/or eosinophilic duodenitis (EoD) and a Phase 2/3 study in eosinophilic esophagitis (EoE). Lirentelimab targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Lirentelimab has been tested in multiple clinical studies. In these studies, lirentelimab eliminated blood and tissue eosinophils, inhibited mast cells and improved disease symptoms in patients with EG and/or EoD, EoE, mast cell gastrointestinal disease, severe allergic conjunctivitis, chronic urticaria and indolent systemic mastocytosis. For more information, please visit the Company's website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, Allakos’ progress and business plans, the expected timing of anticipated study results and plans relating to its future clinical trials. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ stages of clinical drug development; Allakos’ ability to timely complete clinical trials for, and if approved, commercialize lirentelimab (AK002), its lead compound; Allakos’ ability to obtain required regulatory approvals for its product candidates; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of later-stage clinical trials, regardless of the outcomes of preclinical testing and early-stage trials; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond lirentelimab; Allakos’ ability to obtain additional capital to finance its operations; and other important risk factors set forth in Allakos’ most recent Annual Report on Form 10-K filed with the SEC on March 1, 2021, Quarterly Report on Form 10-Q filed with the SEC on August 9, 2021, and future reports to be filed with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, President and COO	Denise Powell
ir@allakos.com	denise@redhousecomms.com

Allakos Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating expenses
Research and development	$40,985	$28,346	$79,900	$46,631
General and administrative	16,210	12,058	32,880	23,646
Total operating expenses	57,195	40,404	112,780	70,277
Loss from operations	(57,195)	(40,404)	(112,780)	(70,277)
Interest income	103	1,284	233	3,273
Other expense, net	(117)	(172)	(220)	(112)
Net loss	(57,209)	(39,292)	(112,767)	(67,116)
Unrealized gain (loss) on marketable securities	(56)	(1,219)	24	650
Comprehensive loss	$(57,265)	$(40,511)	$(112,743)	$(66,466)
Net loss per common share:
Basic and diluted	$(1.07)	$(0.80)	$(2.11)	$(1.38)
Weighted-average number of common shares outstanding:
Basic and diluted	53,669	48,816	53,429	48,753

allakos inc.

CONDENSED balance sheets

(in thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$203,956	$207,177
Investments in marketable securities	355,739	451,820
Prepaid expenses and other current assets	16,363	10,270
Total current assets	576,058	669,267
Property and equipment, net	25,034	8,345
Operating lease right-of-use assets	37,736	39,731
Other long-term assets	16,119	2,275
Total assets	$654,947	$719,618
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,663	$13,960
Accrued expenses and other current liabilities	18,335	8,490
Total current liabilities	33,998	22,450
Operating lease liabilities, net of current portion	49,963	42,773
Total liabilities	83,961	65,223
Stockholders’ equity:
Common stock	53	53
Additional paid-in capital	1,026,632	997,298
Accumulated other comprehensive gain	32	8
Accumulated deficit	(455,731)	(342,964)
Total stockholders’ equity	570,986	654,395
Total liabilities and stockholders’ equity	$654,947	$719,618